UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

AUGUST 8, 2007
Date of Report (Date of earliest event reported)

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51712	71-0971567
(State or other jurisdiction of
incorporation)	(Commission File Number)	(IRS Employer Identification No.)

666 Burrard Street, Suite 1220, Vancouver, British
Columbia, Canada		V6C 2X8
(Address of principal executive offices)		(Zip Code)

(604) 685-0076
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry Into a Material Definitive Agreement.

Park Place Energy Corp. (“Park Place”) has entered into a debt settlement agreement, a reorganization asset and share purchase and sale agreement and a loan agreement. The following summary of each of these agreements is not complete and is qualified in its entirety by reference to each such agreement, copies of which are attached as exhibits hereto.

On August 8, 2007, Park Place entered into a debt settlement agreement (the “Debt Settlement Agreement”) among Park Place, Park Place Energy Inc. (“Park Place Operating”), its operating subsidiary, and 1284810 Alberta Ltd., a corporation controlled by David Stadnyk, the President, Treasurer and a director of Park Place. Under the Debt Settlement Agreement, Park Place has agreed to issue 754,716 units to 1284810 Alberta Ltd. in settlement of a debt of $377,358 owed to 1284810 Alberta Ltd. by Park Place Operating. The units issued pursuant to the Debt Settlement Agreement were issued at a deemed price of $0.50 per unit on August 8, 2007. See Item 3.02 for a description of the units. Additionally, under the Debt Settlement Agreement, Park Place has granted piggy-back registration rights to 1284810 Alberta Ltd. pursuant to which Park Place has agreed to register the shares and the shares underlying the warrants underlying the units issued to 1284810 Alberta Ltd. in the event that Park Place files a registration statement to register any of its shares.

In connection with the acquisition of Park Place Operating (described in the Current Report on Form 8-K/A filed by Park Place on August 8, 2007), Park Place entered into a reorganization asset and share purchase and sale agreement (the “Share Transfer Agreement”) dated effective July 30, 2007 among Park Place, Scott Pedersen, the former President, Secretary and a director of Park Place, Elena Avdasseva, a former shareholder of common stock in Park Place, and David Stadnyk. Under the Share Transfer Agreement, Park Place transferred all of its rights to the website “www.simpletennis.com” to Mr. Pedersen, and also paid him US$10,000 and CDN$4,127, while Mr. Pedersen transferred 18,000,000 post split shares of common stock in Park Place to Park Place for cancellation, and Mr. Pedersen resigned as an officer and director of Park Place. Additionally under the Share Transfer Agreement, David Stadnyk paid US$10,000 to Elena Avdasseva, while Ms. Avdasseva transferred 30,000,000 shares of common stock in Park Place to Mr. Stadnyk and Mr. Stadnyk returned 27,000,000 of these shares to Park Place for cancellation.

On August 8, 2007, Park Place Operating entered into a loan agreement (the “Loan Agreement”) with Great Northern Oil Sands Inc. (“Great Northern”). Under the Loan Agreement, Park Place Operating has loaned $330,000 to Great Northern at an interest rate of prime plus 1% per annum. As consideration for making the loan available to Great Northern, Great Northern has transferred to Park Place Operating one-half of its undivided 5% interest in the John Bowen #1 Well, which Great Northern acquired pursuant to its participation agreement with Montello Resources Ltd., and has granted to Park Place Operating a right of first refusal in its remaining interest in the John Bowen #1 Well. The Loan Agreement provides that the loan together with interest will be repaid by Great Northern from the initial revenues payable to Great Northern from its interest in the John Bowen #2 Well if the drilling of the John Bowen #2 Well is successful, otherwise the loan together with interest will be repaid by way of Great Northern transferring all of its interest in its Eight Mile property to Park Place Operating, if the drilling of the John Bowen #2 is not successful.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02	Unregistered Sales of Equity Securities.

On August 9, 2007, Park Place closed the first tranche of an offering (the “Offering”) of units (each a “Unit”) for gross proceeds of $2,100,000. The Offering was non-brokered and consisted of 4,200,000 Units priced at $0.50 per Unit. Each Unit consists of one share of common stock and one warrant. Each such warrant is exercisable for two years at a price of $0.50 per share in the first year and at a price of $0.75 per share in the second year. The Units sold in the Offering were sold to non-U.S. persons under Rule 903 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).

Additionally, Park Place issued to 1284810 Alberta Ltd., 754,716 Units, pursuant to the Debt Settlement Agreement described in Item 1.01, and in settlement of a debt of $377,358 owed by Park Place Operating to 1284810 Alberta Ltd. The Units have a deemed price of $0.50 per Unit, and consist of one share of common stock and one share purchase warrant. Each such warrant is exercisable for two years at a price of $0.50 per share in the first year and at a price of $0.75 per share in the second year. The Units were issued to 1284810 Alberta Ltd. under Rule 903 of Regulation S, under the U.S. Securities Act.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events

On August 9, 2007, Park Place issued a news release announcing the completion of the Offering, a copy of which is attached as an exhibit hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit
10.1	Debt Settlement Agreement, dated August 9, 2007 among Park Place, Park Place Operating and 1284810 Alberta Ltd.
10.2	Reorganization Asset and Share Purchase and Sale Agreement, dated effective July 30, 2007, among Park Place, Scott Pedersen, David Stadnyk and Elena Avdasseva
10.3	Loan Agreement dated August 8, 2007 between Park Place and Great Northern
99.1	News Release dated July 16, 2007
99.2	News Release dated August 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY CORP.

Date: August 14, 2007.	By:	/s/ David Stadnyk
David Stadnyk
President